EXHIBIT 8.1.3.

Morgan Beaumont Announces Distribution Agreement with Nationwide Providers

January 26, 2006

Morgan Beaumont, Inc. (OTC Bulletin Board: MBEU), a premier technology solution provider to the Stored Value and Prepaid Card market and owner of the SIRE Network(TM), today announced a distribution agreement with Nationwide Providers to include Morgan Beaumont Prestige Payroll Cards as a part of its product portfolio.

Nationwide Providers is a privately held marketing firm that operates Diagnostic and Imaging Resources, LLC, an exclusive marketing platform for medical and non-medical benefit programs to associations, discount benefit card companies, loyalty programs and unions. Nationwide markets for laboratory and imaging networks with locations in all 50 states and in aggregate have more than 8,000 patient service centers and 5600 facilities respectively, making them each one of the largest network providers in the industry. The Morgan Beaumont payroll product was launched by Nationwide the week of January 23, 2006 during the re-launch of the company’s website, and is now included in all proposals to prospective clients.

Cliff Wildes, CEO of Morgan Beaumont, stated, “We are extremely pleased to announce this agreement and to have Nationwide’s agents and distributors marketing our Prestige Payroll cards. This opportunity continues our strategic push into additional channels and new markets.”

Al Sousa, principal and founder of Nationwide Providers, said, “The Prestige Payroll card offers a large segment of our existing base a product that will be of tremendous value to them and their employees. Our clients have been asking for a payroll product, and the Morgan Beaumont solution is ideal for this industry. Additionally, we plan on offering the product to prospective clients as a stand-alone service without any of our other medical benefit programs.”

About Morgan Beaumont, Inc.

Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton, Florida, and is one of the premier providers of Stored Value and Prepaid Card Solutions in the United States. The company has developed the SIRE Network(TM), a secure, reliable, point of sale (POS) and PC based software platform that connects retail merchants with multiple Stored Value/Prepaid Card Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. The company owns and operates the SIRE Network as a standardized, national network of Stored Value and Prepaid Card cash load stations located throughout the United States. Morgan Beaumont is a MasterCard Third Party Processor Member Service Provider (TPP MSP) and a Visa Independent Sales Organization (ISO). To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com .

About Nationwide Providers

Diagnostic and Imaging Resources, LLC represents within its diagnostic arm a clinical laboratory network and an imaging provider network which are nationally positioned and utilize only fully accredited providers respectively. Under its medically related programs Nationwide Providers also markets a pharmacy benefit plan.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

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